EXHIBIT 10.2

ANNUAL INCENTIVE AWARD AGREEMENT

This Annual Incentive Award Agreement (along with Exhibit A hereto, this “Agreement”), is made as of [_______], 20[__] by and between Monster Beverage Corporation, a Delaware corporation (the “Company”) and [___________] (“Participant”).

Preliminary Recitals

A.Participant is an Employee of the Company or its Subsidiaries.

B.Pursuant to the Monster Beverage Corporation 2020 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), the Company desires to grant Participant the Annual Incentive Award (as such term is defined below) subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth below.

C. Capitalized terms not defined in this Agreement shall have the meaning set forth in the Plan.

NOW, THEREFORE, the Company and Participant agree as follows:

1.Grant of the Annual Incentive Award. The Company hereby grants to Participant, subject to the terms and conditions set forth herein and in the Plan, the annual incentive award for the Company’s 20[__] fiscal year pursuant to Exhibit A (the “Annual Incentive Award”).

2.Payment of the Annual Incentive Award. Subject to the terms and conditions contained in this Agreement (including Section 4 of this Agreement), the Annual Incentive Award (if any) will be paid in cash or Shares (or a combination thereof), as determined by the Committee, no later than March 15, 20[__].

3.Termination of the Services. In the event of Participant’s termination of employment or services with the Company or its Subsidiaries as an Employee (the “Services”) during the Company’s 20[__] fiscal year due to death, Disability, termination by the Company and its Subsidiaries without Cause or termination by Participant for Good Reason, Participant shall be entitled to a prorated payment equal to the product of (x) the Annual Incentive Award, if any, that Participant would have earned for the 20[__] fiscal year (calculated without regard to such termination) based on achievement of the applicable performance goals (as described in Exhibit A) and (y) a fraction, the numerator of which is the number of days that Participant was employed by or providing services to the Company or its Affiliates during the 20[__] fiscal year and the denominator of which is 365 (the “Pro-Rata Annual Incentive Award”). The Pro-Rata Annual Incentive Award (if any) shall be paid at the same time and subject to the same terms under Section 3 of this Agreement. Notwithstanding anything in this Agreement to the contrary, Participant shall forfeit the Annual Incentive Award (or the Pro-Rata Annual Incentive Award, as applicable) and have no right to payment hereunder if the Services are terminated for Cause or Participant voluntarily terminates the Services without Good Reason, at any time during the Company’s 20[__] fiscal year; provided that if Participant’s employment is terminated for any reason following the end of the Company’s 20[__] fiscal year but prior to payment of the Annual Incentive Award (or Pro-Rata Annual Incentive Award), if any, such payment will remain payable to Participant pursuant to Section 3 of this Agreement.  “Cause” means (a) the Company or an Affiliate having “cause” to terminate the Services, as defined in any employment or consulting agreement or similar services agreement between Participant and the Company or an Affiliate in effect at the time of such termination, or (b) in the absence of any such employment, consulting or similar services agreement (or the absence of any definition of “Cause”

contained therein), means, as determined by the Committee, Participant’s (i) act(s) of fraud or dishonesty, (ii) knowing and material failure to comply with applicable laws or regulations or satisfactorily perform Participant’s services with the Company or its Affiliates, (iii) insubordination or (iv) drug or alcohol abuse.

4.Transferability. The Annual Incentive Award may only be transferred pursuant to the requirements under Section 11.3 of the Plan.

5.No Rights as Stockholder. Participant shall have no rights as a stockholder with respect to any Share that may be otherwise delivered pursuant to the Annual Incentive Award unless and until Participant becomes the holder of record or the beneficial owner of such Share, and no adjustment shall be made for dividends or distributions or other rights in respect of such Share for which the record date is prior to the date upon which Participant becomes the holder of record or the beneficial owner thereof.

6.Tax Withholding. All amounts payable to Participant under this Agreement shall be subject to all applicable withholding taxes, normal payroll withholding, and any other deductions, if required by law to be withheld.

7.Notices. Any notice required or permitted to be given hereunder to the Company shall be addressed as follows:

Monster Beverage Corporation
Attn: [_____________]
1 Monster Way
Corona, CA 92879
HumanResources@Monsterenergy.com

Any notice required or permitted to be given hereunder to Participant shall be addressed to Participant at the latest address the Company has for Participant in its records. Such notice shall be deemed to have been duly given if (i) delivered personally, (ii) sent by certified, registered or express mail, postage prepaid, return receipt requested, or (iii) by a reputable overnight delivery service. Any such notice shall be deemed to have been received (x) if by personal delivery, on the day after such delivery, (y) if by certified or registered mail, on the fifth business day after the mailing thereof, or (z) if by express mail or overnight delivery service, on the day delivered. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to Participant (or vice-versa) may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of Participant (or the Company-maintained electronic mailbox for the Company’s Human Resources department, which electronic mailbox address is set forth above), and Participant and the Company hereby consent to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, Participant and the Company shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

8.No Right to Continue the Services. This Agreement shall not confer upon Participant any right with respect to continuance of the Services nor shall it interfere in any way with the right of the Company or its Subsidiaries to terminate the Services at any time.

9.Compliance with Law and Regulation. This Agreement and the obligation of the Company to award and pay the Annual Incentive Award, and any other obligations of the Company under this

Agreement, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

10.Amendment. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by both parties.

11.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

12.Governing Law. This Agreement shall be construed according to the laws of the State of Delaware and all provisions hereof shall be administered according to and its validity shall be determined under, the laws of such State, except where preempted by federal laws.

13.Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

14.Counterparts; Electronic Delivery and Acceptance. This Agreement may be signed (including by electronic signature methods) in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.  The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, an electronic signature or a clickthrough button or checkbox on a website of the Company or a third party administrator designated by the Company) to indicate Participant’s confirmation, consent, signature, agreement and delivery of this Agreement and the Annual Incentive Award is legally valid and has the same legal force and effect as if Participant and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

15.Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16.Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

17.Plan. The terms and conditions of the Plan (including the forfeiture events under Section 12.4 of the Plan) are incorporated in this Agreement by reference. In the event of a conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this Agreement, the Plan shall govern and control.

18.Section 409A of the Code. It is intended that the Annual Incentive Award be exempt from or compliant with Section 409A of the Code (together with any Department of Treasury regulation and other interpretive guidance issued thereunder, including without limitation any such regulation or other guidance that may be issued after the date hereof, “Section 409A”) and this Agreement shall be interpreted, construed, and operated to reflect such intent. However, notwithstanding any other provision of this Agreement, if at any time the Committee determines that the Annual Incentive Award (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to this Agreement, or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other action, as the Committee determines is necessary or appropriate either for the Annual Incentive Award to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

19.Entire Agreement. This Agreement constitutes the entire understanding between Participant and the Company regarding the Annual Incentive Award. This Agreement supersedes any prior agreements, commitments, or negotiations concerning the Annual Incentive Award.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and Participant has executed this Agreement both as of the day and year first above written.

MONSTER BEVERAGE CORPORATION

By:
[_____________]		Name: [_____________]
Title: [_____________]

Exhibit A to Annual Incentive Award Agreement

20[__] Award

The Annual Incentive Award will be based on both an Adjusted Operating Income (as such term is defined below) performance component (pursuant to the table below) (75% weighting) and a component based on Participant’s and/or the Company’s performance during the 20[__] fiscal year, as determined by the Committee (25% weighting). The target bonus payable under this Agreement is [___]% of Participant’s 20[__] base salary (the “Target”).

Adjusted Operating Income Component (75% weighting)

Performance Level	20[__] Adjusted Operating Income	Adjusted Operating Income Component Achievement (% of Target)
Below Threshold	Below $[___]	[_]%
Threshold	$[___]	[_]%*
Target	$[___]	[_]%*
Maximum	$[___]	[_]%*

* Linear interpolation applies between threshold/target and target/maximum performance levels.

“Adjusted Operating Income” means [_].

Discretionary Component (25% weighting)

Following the conclusion of the Company’s 20[__] fiscal year, the Committee will make a determination as to Participant’s overall performance for the year, considering financial, operational, stock price, strategic initiatives and other company and individual performance considerations. The Committee will determine the achievement of this discretionary component, expressed as a percentage of the Target based on the following table:

Performance Level	Discretionary Component Achievement (% of Target)
Below Threshold	[_]%
Threshold	[_]%
Target	[_]%
Maximum	[_]%

Payout Calculation

The Annual Incentive Award payout will be equal to the weighted sum of achievements under the Adjusted Operating Income component and the discretionary component described above. Achievement levels under the Adjusted Operating Income component and the discretionary component described above are independent of each other (i.e., payment can be achieved under one component even if no payout is made under the other component).

A-1